    As filed with the Securities and Exchange Commission on August 20, 1999
                                                        Registration No. 333-***
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                      -----------------------------------

                             REGISTRATION STATEMENT
                                  ON FORM S-8
                                     Under
                           THE SECURITIES ACT OF 1933

                      -----------------------------------

                          SUSQUEHANNA BANCSHARES, INC.
              (Exact name of company as specified in its charter)

              Pennsylvania                           23-2201716
    (State or Other Jurisdiction of     (I.R.S. Employer Identification No.)
     Incorporation or Organization)


         26 North Cedar Street
          Lititz, Pennsylvania                         17543
(Address of principal executive offices)             (Zip Code)


                 Stock Purchase Option effective April 13, 1993
              1994 Stock Purchase Option effective April 12, 1994 1995 Stock Purchase Option effective April 11, 1995
               1996 Stock Purchase Option effective April 9, 1996 1997 Stock Purchase Option effective April 8, 1997
                           (Full title of the plans)

                               Robert S. Bolinger
                     President and Chief Executive Officer
                             26 North Cedar Street
                           Lititz, Pennsylvania 17543
                    (Name and address of agent for service)
                                 (717) 626-4721
         (Telephone number, including area code, of agent for service)

                      -----------------------------------

                         Copy of all communications to:
                               John F. Bales, III
                          Morgan, Lewis & Bockius LLP
                               1701 Market Street
                     Philadelphia, Pennsylvania 19103-2921
                                 (215) 963-5000

                      -----------------------------------


                                CALCULATION OF REGISTRATION FEE
================================================================================================
  Title of securities      Amount to be   Proposed maximum    Proposed maximum     Amount of
    to be registered      registered(1)    offering price        aggregate      registration fee
                                             per share         offering price
---------------------- ----------------- ----------------- ------------------- -----------------
Common Stock, par            135,099       $     (2)         $ 1,134,597.10(2)     $ 315.42
 value $2.00 per share

=================================================================================================

(1) Includes 124,928 shares issuable pursuant to the stock purchase options listed above and 10,171 shares previously issued under stock purchase options. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the"Securities Act"), this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.
(2) With regard to 124,928 shares registered hereby which are issuable pursuant to the stock purchase options listed above, the offering price has been calculated pursuant to paragraph (h)(1) of Rule 457, based on the actual per share exercise prices of stock options awarded. With regard to 10,171 shares previously issued under stock purchase options, the maximum offering price has been estimated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices of shares of Susquehanna's Common Stock on August 16, 1999, as reported on The Nasdaq National Market.
================================================================================

                          SUSQUEHANNA BANCSHARES, INC.

                         135,099 SHARES OF COMMON STOCK
                          (PAR VALUE $2.00 PER SHARE)

     This is an offering of shares of Common Stock of Susquehanna Bancshares,
Inc.   Susquehanna Bancshares, Inc. is referred to in this prospectus as "we,"
"us" or "Susquehanna." The shares of Common Stock covered by this prospectus may be sold by a certain selling shareholder identified in this prospectus. The selling shareholder currently own 10,171 shares of Common Stock purchased from Susquehanna upon the exercise of stock purchase options. You may find information pertaining to this shareholder under the heading called "The Selling Shareholder" on page 3 of this prospectus.

                              -------------------

     Our Common Shares are listed on The Nasdaq National Market under the symbol "SUSQ." On August 17, 1999, the last sale price of our Common Stock, as reported on The Nasdaq National Market, was $16.875.

                              -------------------


     The Securities and Exchange Commission has not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              -------------------


     Registration of these shares of Common Stock does not necessarily mean that any of the shares will be offered or sold by the selling shareholder. We will receive no proceeds of any sales of these shares of Common Stock, but will incur the expenses of registration in connection with the offering.

     The selling shareholder may offer and sell from time to time the shares he holds directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement which will accompany this prospectus. The prospectus supplement also may add, update or change information contained in this prospectus.

                The date of this prospectus is August 20, 1999

                               TABLE OF CONTENTS


SUMMARY ...................................................................... 3

THE SELLING SHAREHOLDER ...................................................... 3

PLAN OF DISTRIBUTION ......................................................... 3

WHERE YOU CAN FIND MORE INFORMATION .......................................... 4

                                     SUMMARY

     Susquehanna was a party to a certain Agreement and Plan of Affiliation dated April 13, 1998 among Susquehanna, Susquehanna Bancshares West, Inc., Cardinal Bancorp, Inc. ("Cardinal") and First American National Bank of Pennsylvania (the "Agreement and Plan of Affiliation"), pursuant to which Cardinal merged with and into a subsidiary of Susquehanna. Cardinal, prior to the merger with Susquehanna, had issued certain Stock Purchase Options to the members of Cardinal's Board of Directors. Susquehanna succeeded Cardinal as a party to the options as a result of the merger. One of the Cardinal board members has exercised his options and currently holds shares of Common Stock as a result.

                             THE SELLING SHAREHOLDER

     The selling shareholder is James C. Vreeland, an individual residing at 605 Hammer Street, Bedford, Pennsylvania 15522. Mr. Vreeland owns 10,171 shares of Common Stock as a result of the exercise on May 26, 1999 of his right to purchase such shares under five Stock Purchase Options granted to him by Cardinal Bancorp, Inc.

                             PLAN OF DISTRIBUTION

     The registration of the Common Stock does not necessarily mean that any of the Common Stock will be offered or sold by the selling shareholder or his donee or pledgee hereunder.

     The sale of Common Stock by the selling shareholder may be effected from time to time by selling Common Stock directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the selling shareholder or may purchase from the selling shareholder all or a portion of the Common Stock as principal, and may be made pursuant to any of the methods described below. Such sales may be made on The Nasdaq National Market or other exchanges on which the Common Stock are then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

     The Common Stock may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (c) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (d) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (e) sales in other ways not involving market markers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling shareholder in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the Common Stock which is not expected to exceed that customary in the types of transactions involved.

     In order to comply with the securities laws of certain states, if applicable, the Common Stock may be sold only through registered or licensed brokers or dealers.

                      WHERE YOU CAN FIND MORE INFORMATION

     Susquehanna has filed a registration statement on Form S-8 with the Securities and Exchange Commission in connection with this offering. In addition, Susquehanna files annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents filed by Susquehanna at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Susquehanna's Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at http://www.sec.gov.
                 ------------------

     This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. If a reference is made in this prospectus or any prospectus supplement to any contract or other document of Susquehanna, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

     The Securities and Exchange Commission allows Susquehanna to "incorporate by reference" into this prospectus the information Susquehanna files with the Commission, which means that Susquehanna can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. Later information filed with the Securities and Exchange Commission will update and supersede this information.

     Susquehanna incorporates by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

     .    Annual Report on Form 10-K for the year ended December 31, 1998.

     . Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999.

     .    Current Report on Form 8-K dated January 8, 1999.

You may request a copy of these filings, at no cost, by contacting Susquehanna Bancshares, Inc., Vice President-Human Resources and Marketing, 26 North Cedar Street, Lititz, Pennsylvania 17543, or by telephone at 717-626-4721.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
         ---------------------------------------

       The following documents filed with the U.S. Securities and Exchange Commission (the "Commission") by Susquehanna Bancshares, Inc.. (the "Registrant") are incorporated by reference in this Form S-8 Registration Statement (the "Registration Statement") and made a part hereof:

       1. The Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 000-10674) (the "1998 10-K"). The consolidated balance sheets of the Registrant as of December 31, 1998 and 1997, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998, which are included in the 1998 10-K and have been incorporated by reference in this Registration Statement, have been audited by PricewaterhouseCoopers LLP, independent public accountants, as stated in their report appearing therein and have been so incorporated in reliance upon such reports given on the authority of that firm as experts in auditing and accounting;

       2. All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1998; and

       3. The description of the Registrant's Common Stock, par value $2.00 per share, set forth in the Registrant's registration statement on Form S-4/A filed with the Commission on August 6, 1998 (Registration No. 333-58373) under the Exchange Act.

       All documents and reports filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of the Registration Statement except as so modified and any statement so superseded shall not be deemed to constitute a part of this Registration Statement.

Item 4.  Description of Securities.
         -------------------------

         Not Applicable


Item 5.  Interests of Named Experts and Counsel.
         --------------------------------------

         Not Applicable

Item 6.  Indemnification of Directors and Officers.
         -----------------------------------------

     Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), provide that a business corporation may indemnify directors and officers against liabilities they may incur as such provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions against a director or officer by or in the right of the corporation, the power to indemnify extends only to expenses (not judgments and amounts paid in settlement) and such power generally does not exist if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Under Section 1743 of the BCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under
Section 1745 of the BCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation. Article XIV of Susquehanna's Bylaws obligates Susquehanna to indemnify directors, officers and other agents of Susquehanna and advance expenses to the extent otherwise permitted by Sections 1741, 1742 and 1745 of the BCL.

     Section 1746 of the BCL permits indemnification by a corporation of its officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Pursuant to the authority of Section 1746 of the BCL, Susquehanna has entered into employment agreements with certain principal officers which also provide for indemnification in connection with the performance of their offices.

     Article XIV of Susquehanna's Bylaws conditions any indemnification or advancement of expenses upon a determination, made in accordance with the procedures specified in Section 1744 of the BCL, by Susquehanna's directors or shareholders that indemnification or advancement of expenses is proper because the director or officer met the standard of conduct set forth in Section 1741 or 1742 of the BCL, as applicable.

     As authorized by Section 1747 of the BCL and Article XIV of Susquehanna's Bylaws, Susquehanna maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering Susquehanna for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by Susquehanna.

     The BCL and Susquehanna's Bylaws may permit indemnification for liabilities arising under the Securities Act of 1933 as amended, or the Exchange Act. The Board of Directors has been advised that, in the opinion of the Commission, indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Exchange Act is contrary to public policy and is therefore unenforceable, absent a decision to the contrary by a court of appropriate jurisdiction.

Item 7.  Exemption from Registration Claimed.
         -----------------------------------

     James C. Vreeland received and exercised options to purchase 18,432 shares of Common Stock. These shares were registered and included in the registration statement on Form S-4 filed on July 2, 1998 (Commission File No. 333-58373) in connection with the merger between Cardinal and Susquehanna.

Item 8.  Exhibits.
         ---------

      Exhibit Numbers                Exhibit
------------------------------------------------------------------------------
            5.1  Opinion of Morgan, Lewis & Bockius LLP
           23.1  Consent of PricewaterhouseCoopers LLP
           23.2  Consent of Morgan, Lewis & Bockius LLP (included as part of
                 Exhibit 5.1)
             24  Power of Attorney (included as part of the signature page)
           99.1  Stock Purchase Option effective April 13, 1993
           99.2  1994 Stock Purchase Option effective April 12, 1994
           99.3  1995 Stock Purchase Option effective April 11, 1995
           99.4  1996 Stock Purchase Option effective April 9, 1996
           99.5  1997 Stock Purchase Option effective April 8, 1997


Item 9.  Undertakings.
         ------------

     (a) The undersigned hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lititz, Pennsylvania on this 18th day of August, 1999.


                                    SUSQUEHANNA BANCSHARES, INC.


                                    By: /s/ Robert S. Bolinger
                                        ----------------------------------------
                                        Name:  Robert S. Bolinger
                                        Title: President and Chief Executive
                                               Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by or on behalf of the following persons in the capacities and on the dates indicated.

     Each person, in so signing, also makes, constitutes and appoints Robert S. Bolinger and Richard M. Cloney, and each such officer acting singly, his true and lawful attorney-in-fact, in his name, place and stead to execute and cause to be filed with the Securities and Exchange Commission any or all amendments to this Registration Statement, with all exhibits and any and all documents required to be filed with respect thereto, and to do and perform each and every act and thing necessary to effectuate the same.

          Name                        Title                    Date
          ----                        -----                    ----

/s/ Robert S. Bolinger    President and Chief            August 18, 1999
------------------------  Executive Officer
Robert S. Bolinger        and Director

/s/ Drew K. Hostetter     Vice President, Treasurer      August 18, 1999
------------------------  and Chief Financial
Drew K. Hostetter         Officer (Principal
                          Financial and Accounting
                          Officer)

/s/ Richard M. Cloney     Vice President, Secretary      August 18, 1999
------------------------  and Director
Richard M. Cloney

/s/ John M. Denlinger     Director                       August 20, 1999
------------------------
John M. Denlinger
                          Director                       August __, 1999
------------------------
Henry H. Gibbel

/s/ Owen O. Freeman, Jr.   Director                       August 20, 1999
--------------------------
Owen O. Freeman, Jr.

/s/ George J. Morgan       Director                       August 19, 1999
--------------------------
George J. Morgan

                           Director                       August __, 1999
--------------------------
James G. Apple

                           Director                       August __, 1999
--------------------------
Edward W. Helfrick

/s/ Roger V. Wiest         Director                       August 19, 1999
--------------------------
Roger V. Wiest

/s/ Marley R. Gross        Director                       August 19, 1999
--------------------------
Marley R. Gross

                           Director                       August __, 1999
--------------------------
T. Max Hall

/s/ Guy W. Miller, Jr.     Director                       August 19, 1999
--------------------------
Guy W. Miller, Jr.

/s/ C. William Hetzer, Jr. Director                       August 19, 1999
--------------------------
C. William Hetzer, Jr.

/s/ Clyde R. Morris        Director                       August 19, 1999
--------------------------
Clyde R. Morris

/s/ Trudy B. Cunningham    Director                       August 20, 1999
--------------------------
Trudy B. Cunningham

/s/ William J. Reuter      Director                       August 19, 1999
--------------------------
William J. Reuter

/s/ Robert S. Bolinger     Attorney-in-Fact               August 18, 1999
--------------------------
Robert S. Bolinger

/s/ Richard M. Cloney      Attorney-in-Fact               August 18, 1999
--------------------------
Richard M. Cloney

                               INDEX TO EXHIBITS


  Exhibit Numbers                     Exhibit
------------------------------------------------------------------------------
         5.1        Opinion of Morgan, Lewis & Bockius LLP
        23.1        Consent of PricewaterhouseCoopers LLP
        23.2        Consent of Morgan, Lewis & Bockius LLP (included as part of
                       Exhibit 5.1)
          24        Power of Attorney (included as part of the signature page)
        99.1        Stock Purchase Option effective April 13, 1993
        99.2        1994 Stock Purchase Option effective April 12, 1994
        99.3        1995 Stock Purchase Option effective April 11, 1995
        99.4        1996 Stock Purchase Option effective April 9, 1996
        99.5        1997 Stock Purchase Option effective April 8, 1997